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                                                                  EXHIBIT 10.14

                             SIMONS & SUSSLIN, INC.

                              CONSULTANT AGREEMENT

     This Consultant Agreement is made as of January 1, 1994 by and between Simons & Susslin, Inc., a California corporation (the "Company"), and Stephen Simons ("Consultant").

                                    RECITALS

     1. Consultant is a co-founder of the Company and is familiar with its operations and, especially, its customers;

     2. The Company desires to maintain the services of Consultant as a consultant to the Company to assist it in the operation of its business generally and, in particular, to assist in the Company's sales and marketing activities; and

     3. Consultant is willing to act in such capacity on the terms and subject to the conditions set forth below.

     IN WITNESS WHEREOF, the Company and Consultant agree as follows:

     1. ENGAGEMENT. The Company hereby agrees to engage the services of the Consultant and the Consultant hereby accepts such engagement by the Company to perform consulting services for the Company on the terms contained herein.

     2. DUTIES. Consultant shall make himself available to consult with the officers and directors of the Company at reasonable times concerning the Company's business and its sales and marketing activities and to perform such other duties as shall be mutually agreeable to Consultant and the Company.

     3. COMPENSATION. In consideration of the consulting services to be rendered by Consultant to the Company hereunder, the Company agrees to pay Consultant consulting fees based on the Net Sales of the Company during the term of this Agreement, as set forth below:

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          (a)  Consultant's sole compensation under the terms of this Agreement shall be a consulting fee equal to three percent (3%) of the Company's
     Net Sales during the term of this Agreement.

          (b) Consulting fees under this Agreement shall be payable quarterly based upon the Company's Net Sales in each calendar quarter commencing with the calendar quarter ending March 31, 1994. Within forty-five (45) days after the end of each calendar quarter, the Company shall pay to Consultant all consulting fees accrued hereunder with respect to the Company's Net Sales during such calendar quarter. Such payment of consulting fees shall be accompanied by a written statement setting forth the calculation of the amount of Net Sales for such quarter and the consulting fee payment in accordance with the terms of this
     Section 3.

          (c) The Company will maintain at its principal place of business books of account respecting its Net Sales and the amounts owed Consultant hereunder. Not more than one (1) time in a given calendar year, such records will be available during reasonable business hours, for inspection and examination by an independent certified public accountant designated by Consultant (not on a contingent fee basis) and reasonably acceptable to the Company, who shall review such records solely for the purpose of determining the Company's compliance with this Section 3 and issuing a report with respect thereto. Such accountant shall prepare a written report with regard to such compliance and deliver it to both the Company and Consultant. In the event that the auditor shall determine that the consulting fees due Consultant shall exceed the actual consulting fees paid by the Company by more than five percent (5%), then the Company


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     shall reimburse Consultant for the reasonable costs of such audit. In all other instances, Consultant shall bear the costs of the audit.

          (d) For purposes of this Section 3, the Company's "Net Sales" shall mean the net amount billed by the Company to its customers with respect to the sales of products manufactured by the Company on such customer's behalf. Net Sales shall include engineering charges to the Company's customers, charges for tooling manufactured by the Company and charges for tooling manufactured by third parties and resold by the Company to its customers at a profit, but shall exclude charges for tooling manufactured by a third party and resold by the Company to its customers at cost. No consulting fee shall be paid with respect to charges for handling, freight, sales taxes, C.O.D. charges, insurance, import duties, trade discounts, repairs, and the like, and no consulting fee shall be payable with respect to amounts billed to customers of the Company which subsequently prove to be uncollectible. The Company shall have the right to set such cash discounts, to make such allowances and adjustments, to accept such returns from its customers, and to write off as bad debts such overdue customer accounts as it deems advisable. In each such case, the Company shall charge back to Consultant's account any amounts previously paid or credited to it with respect to such cash discounts, allowances, adjustments, returns or bad debts.

          (e) The consulting fees to be paid to Consultant hereunder shall continue to be payable by the Company to the Consultant or his designated beneficiary notwithstanding the death or disability of Consultant.


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4.   TERM AND CONDITIONS OF SALES.

          (a) The Company shall provide Consultant with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time. Consultant shall quote to customers only those authorized prices, delivery schedules, and terms and conditions. The Company may alter at will the prices, delivery schedules, and terms and conditions, provided only that it gives prior written notice to Consultant of any changes.

          (b) All orders obtained by Consultant shall be subject to acceptance by the Company, and any quotations by Consultant shall contain a statement to that effect. Consultant shall have no authority to make any acceptance or delivery commitments to customers. The Company specifically reserves the right to reject any order or any part thereof for any reason.

          (c) The Company shall have the sole right of credit approval or credit refusal for customers in all cases.

          (d) Any warranty for products or services provided by the Company shall run directly from the Company to the customer. Representative shall have no authority to accept any returned products or to grant any of the Company's customers any discount or credit.

     5.   TERM AND TERMINATION.

          (a) Except in the case of early termination of this Agreement as provided in subparagraphs (c) and (d) below or in the case of extension of this Agreement as provided in subparagraph (b) below, this Agreement shall be for a term of eight (8) years commencing on the date hereof and ending on December 31, 2002.


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          (b)  In the event that on the scheduled expiration date of this
     Agreement as set forth in subsection (a) above the total of all consulting fees made by the Company to Consultant hereunder shall be less than $1,000,000, then the term of this Agreement shall automatically be extended by an additional two year period and this Agreement shall thereafter expire on December 31, 2004, unless sooner terminated according to the provisions of subparagraphs (c) or (d) below.

          (c) In the event that the total of all consulting fees actually made by the Company to Consultant under this Agreement shall at any time during the terms of this Agreement equal $1,700,000, then this Agreement shall automatically terminate and the Company and Consultant shall be released from all further obligations to each other hereunder.

          (d) Employee may terminate this Agreement and his agreement to provide consulting services hereunder at any time upon thirty (30) days written notice.

     6. ASSIGNABILITY; SUCCESSORS. Neither party hereunder shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party. The Company will not without the prior written consent of Consultant (i) sell all or substantially all of its assets, (ii) merge with or into any other corporation or (iii) effect or permit to be effected any other transaction or series of transactions which results in or will result in the transfer of over 50% of the outstanding capital stock of the Company or enter into any agreement to effect any of the above. This Agreement shall be binding on the parties hereto and their respective successors or assigns.

     7. SECRECY. Consultant will not, at any time either during or after his consulting by the Company (except as authorized by the Company for its benefit), divulge or disclose, directly


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or indirectly, to any person, firm, association or corporation other than bona fide employees of the Company or use of his own benefit, gain or otherwise (a) any confidential information, knowledge, or data concerning the business and affairs of the Company, whether acquired by Consultant either before or after the date of this Agreement, or (b) any inventions, discoveries, improvements, products, processes, technology, trade secrets, customer lists, know-how, designs, formulas, or any other confidential materials, data or information or instructions, technical or otherwise, owned by the Company, whether acquired before or after the effective date of this Agreement which, if disclosed, would adversely affect the business of the Company or accord to a competitor of the Company a material competitive advantage. This paragraph does not restrict Consultant from disseminating or using any information which is published or available to the general public, except where such publication or general availability is as a result of Consultant's acts.

     If Consultant violates any of the covenants or agreements contained in this paragraph 6, Consultant agrees and acknowledges that such violation or threatened violation will cause irreparable injury to the Company and that the remedy at law for any such violation or threatened violation will be inadequate and that the Company will be entitled to injunctive relief without the necessity of proving actual damages.

     8. EFFECT OF WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision or any subsequent breach of the same provision thereof.


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     9.   MISCELLANEOUS.

          (a) Section headings are employed in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (c) If any dispute or difference shall arise between the parties concerning the construction of this Agreement or the rights or obligations of either party, the parties shall strive to settle the same amicably. If they are unable to do so, then either party may, at its discretion, submit the dispute or difference for determination by arbitration pursuant to the rules of the American Arbitration Association (the "AAA"). The arbitration shall be before a single arbitrator as mutually agreed upon by the parties or, if they should fail to agree, as shall be appointed under the rules and procedures of the AAA. The place of arbitration shall be Palo Alto, California. On all other matters and procedures concerned with arbitration the provisions of the AAA shall apply. The award of arbitration shall be final and may be entered into any court having jurisdiction. The cost of the arbitration proceeding, attorney's fees and expenses of the parties shall be allocated as directed by the arbitrators.

          (d) In the event of litigation involving this Agreement, the prevailing party shall be entitled to payment of all reasonable expenses and attorney's fees incurred.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       SIMONS & SUSSLIN, INC.,
                                       a California corporation

                                       By: /s/ MICHAEL SUSSLIN
                                          ---------------------------------
                                          Michael Susslin, President


                                       CONSULTANT:

                                           /s/ STEPHEN W. SIMONS
                                           ---------------------------------
                                           Stephen Simons


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